 North America Structured Investments  5yr RTY/SPX Buffered Return Enhanced Note  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Underlyings: Russell 2000® Index and S&P 500® IndexUpside Leverage Factor: At least 1.15*  Buffer Amount: 22.50%  Underlying Return: (Final Value - Initial Value) / Initial Value  Initial Value: With respect to each Underlying, the closing level on the Pricing Date  Final Value: With respect to each Underlying, the closing level on the Observation Date  Pricing Date: July 26, 2018  Observation Date: July 26, 2023  Maturity Date: July 31, 2023  CUSIP: 48129M6U5  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/48129M6U5/doctype/Product_Termsheet/document.pdf  For information about the estimated value of the notes, which likely will be lower than the price you paid for thenotes, see the hyperlink above.  Certain Product Characteristics  If the Final Value of each Underlying is greater than or equal to its Initial Value, your payment at maturity per $1,000principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Underlying Return × Upside Leverage Factor)  If the Final Value of either Underlying is less than its Initial Value but the Final Value of each Underlying is greaterthan or equal to its Initial Value or less than its Initial Value by up to the Contingent Buffer Amount, you will receivethe principal amount of our notes at maturity.  If the Final Value of either Underlying is less than the Initial Value by more than the Buffer Amount, you will lose 1% ofthe principal amount of your notes for every 1% that the lesser performing Underlying has declined beyond the BufferAmount.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of thenotes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  * The final Upside Leverage Factor will be provided in the Pricing Supplement and will not be less than 1.15  ** Reflects a Leverage Factor of 1.15 for illustrative purposes. The hypothetical returns and hypothetical payments on the notesshown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in thesecondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above wouldlikely be lower.  Hypothetical Returns on the Notes at Maturity**  Underlying Performance Note Payoff at Maturity  Underlying Return  Hypothetical Hypothetical Note Hypothetical  Lesser Performing Return Payment at  Underlying Return Maturity  80.00% 92.00% $1,920.00  50.00% 57.50% $1,575.00  40.00% 46.00% $1,460.00  30.00% 34.50% $1,345.00  20.00% 23.00% $1,230.00  10.00% 11.50% $1,115.00  5.00% 5.75% $1,057.50  0.00% 0.00% $1,000.00  -5.00% 0.00% $1,000.00  -10.00% 0.00% $1,000.00  -15.00% 0.00% $1,000.00  -22.50% 0.00% $1,000.00  -30.00% -7.50% $925.00  -100.00% -77.50% $225.00  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yr RTY/SPX Buffered Return Enhanced Note  Selected Risks  ● Your investment in the notes may result in a loss.  ● Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes  prior to maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  ● If either Underlying declines from its initial level by more than 22.50%, you could lose up  to $775 for each $1,000 note.  ● No interest payments, dividend payments or voting rights.  ● The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the  notes.  ● As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.  ● J.P. Morgan is currently one of the companies that makes up the S&P 500® Index.● The notes are subject to the risks associated with small capitalization stocks.  ● You are exposed to the risk of decline in the level of each Underlying.  Selected Risks (continued)  ● JPM's estimated value of the notes will be lower than the original issue price (price to public) of the notes.  ● JPM's estimated value of the notes is determined by reference to an internal funding rate.  ● JPM's estimated value of the notes does not represent future values and may differ from others’ estimates.  ● The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  ● Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who  we refer to as JPMS), intends to offer to purchase the notes in the secondary marketbut is not required to do so. The price, if any, at which JPMS will be willing to purchasenotes from you in the secondary market, if at all, may result in a significant loss of yourprincipal.  ● Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations  under the notes, and making the assumptions used to determine the pricing of the notesand the estimated value of the notes when the terms of the notes are set. It is possiblethat such hedging or other trading activities of J.P. Morgan or its affiliates could result insubstantial returns for J.P. Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricingsupplement for additional information.  Additional Information  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these  materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC  and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get thesedocuments without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealerparticipating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you sorequest by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments)is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of thematters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended toprovide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com